Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports First Quarter Fiscal 2016 Results

RACINE, WI, July 31, 2015 - Modine Manufacturing Company (NYSE: MOD) today reported first quarter sales of $346.1 million compared to $392.5 million one year ago. The year-over-year decline was primarily due to a $40 million negative foreign currency impact.  Operating income was $11.6 million and adjusted operating income was $14.2 million in the quarter.  Net earnings per share were $0.11 and adjusted earnings per share were $0.14.  First-quarter results were in line with company expectations, as sales and earnings were impacted by unfavorable conditions in several key markets and the negative impact associated with the strong U.S. dollar.

“Although the business was challenged by weak demand in certain markets and unfavorable exchange rates, we delivered solid operating performance and continued to demonstrate excellent cost control,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “Despite the expected, difficult year-over-year comparables in the first half of this year, we are on track to achieve our full-year earnings guidance.”

First Quarter Financial Results

Sales in the first quarter of fiscal 2016 were down $46.4 million, or 12 percent, from the first quarter of fiscal 2015.  The decrease was primarily due to the strengthening of the U.S. dollar, which negatively impacted sales by $40.2 million as compared to the prior year.  On a constant currency basis, sales were down 2 percent, with decreases in the Americas and Asia segments more than offsetting increases in the Europe and Building HVAC segments.  Gross profit decreased $10.7 million, and gross margin declined 70 basis points to 16.5 percent primarily due to unfavorable currency impacts, including the impact on material costs in Europe and Brazil.  Selling, general and administrative (SG&A) expenses remained flat from the prior year, as favorable currency impacts were offset by the inclusion of $2.6 million in business interruption insurance recoveries that reduced SG&A expense in the prior year.  During the first quarter, the company recorded $2.6 million of restructuring expenses primarily related to severance and plant consolidation costs in the Americas.  Excluding the restructuring expenses, the company reported adjusted operating income of $14.2 million, down $10.7 million from the prior year, approximately $8 million of which related to unfavorable currency impacts and the prior-year business interruption recovery.  Adjusted earnings per share of $0.14 were down $0.16 from the first quarter of the prior year.

Net debt was $90.8 million at June 30, 2015, an increase of $12.6 million from the end of fiscal 2015. Cash and cash equivalents at the end of the first quarter were $60.7 million.  Free cash flow was negative $13.0 million, impacted, as is typical in the first quarter, by various benefit and incentive compensation payments.

First Quarter Segment Results

Americas segment sales decreased 10 percent to $159.1 million compared with $176.8 million one year ago.  On a constant currency basis, sales decreased 7 percent compared with the prior year, with lower sales in both North America and Brazil.  Sales in Brazil were down 12 percent on a constant currency basis, with decreases to both vehicular OE and aftermarket customers.  North America sales were down 6 percent, as lower sales to off-highway and commercial vehicle customers were partially offset by higher sales to automotive customers. Operating income decreased $6.6 million to $9.3 million compared with the prior year, due primarily to lower sales volume, higher material costs and higher restructuring expenses.  The company recorded $2.7 million of restructuring charges during the quarter relating to ongoing restructuring activities in North America and Brazil.

Europe segment sales decreased 17 percent to $131.2 million compared with $158.6 million one year ago driven primarily by a $31.3 million negative currency impact in the quarter.  On a constant currency basis, sales increased 2 percent compared with the prior year.  Increases in sales to automotive and commercial vehicle customers were partially offset by lower sales to off-highway customers.  Operating income of $5.7 million was lower than the prior year by $4.7 million, primarily due to unfavorable currency impacts, including the impact on the cost of materials.

Asia segment sales decreased 7 percent to $19.3 million compared with $20.8 million one year ago as lower sales to off-highway customers in China and lower tooling sales more than offset higher automotive sales in China and higher sales in India. Operating income of $0.4 million decreased $0.5 million from the prior year.  This decrease was primarily the result of higher SG&A expenses as compensation-related expenses increased.

Building HVAC segment sales increased 1 percent to $41.3 million compared with $40.7 million one year ago.  On a constant currency basis, sales grew 6 percent as compared with the prior year.  This increase was primarily due to higher sales of cooling products to the school market in North America.  Operating income of $2.1 million was down $1.1 million due to $2.6 million of business interruption insurance recoveries in the prior year partially offset by higher sales volume in the current year.

Outlook

“Our first quarter results were consistent with our market and exchange rate expectations, and we confirm our previously reported full year outlook,” Burke commented.  “After the seasonally slow second quarter, we anticipate a much stronger second half of the fiscal year due to new program launches and increased heating season sales.”

Based on current exchange rates and market outlook, Modine confirms the following guidance for fiscal 2016:

•	Full fiscal year-over-year sales flat to down 5 percent, or up 1 to 6 percent on a constant currency basis;
•	Adjusted operating income of $65 million to $70 million, including approximately $3 million of negative year-over-year currency impacts; and
•	Adjusted earnings per share of $0.75 to $0.82.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Friday, July 31, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2016 first quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com after July 31, 2015.  A call-in replay will be available through midnight on August 4, 2015, at 855.859.2056, (international replay 404.537.3406); Conference ID# 84031910.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after August 4, 2015.

About Modine

Modine, with fiscal 2015 revenues of $1.5 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2015 and under Forward-Looking Statements in Item 7 of Part II of that same.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the upcoming activities associated with the closure of Modine’s facility in Washington, Iowa; the overall health and price-down focus of Modine’s customers, particularly in light of some remaining market challenges; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; the effects of the fire at Modine’s Airedale facility, including inefficiencies associated with Airedale’s operations in temporary sites, timely, continued recovery of insurance proceeds, and disruptions associated with Airedale’s relocation into its rebuilt facility; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China and the remaining economic uncertainties in certain markets in Western Europe, Russia and North America; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other unusual or infrequently occurring gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and other unusual or infrequently occurring gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring expenses.   This is a measure of cash generated from operations, excluding payments for restructuring expenses, during the period that is available for strategic capital decisions.

- Financial tables follow –

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2015	2014
Net sales	$346.1	$392.5
Cost of sales	289.1	324.8
Gross profit	57.0	67.7
Selling, general & administrative expenses	42.8	42.8
Restructuring expenses	2.6	0.8
Operating income	11.6	24.1
Interest expense	(2.8)	(3.1)
Other expense - net	-	(0.2)
Earnings before income taxes	8.8	20.8
Provision for income taxes	(3.3)	(6.7)
Net earnings	5.5	14.1
Net earnings attributable to noncontrolling interest	(0.4)	(0.4)
Net earnings attributable to Modine	$5.1	$13.7

Net earnings per share attributable to Modine shareholders - diluted:	$0.11	$0.28

Weighted-average shares outstanding - diluted:	47.8	47.7

Condensed consolidated balance sheets (unaudited)

		(In millions)
	June 30, 2015	March 31, 2015
Assets
Cash and cash equivalents	$60.7	$70.5
Trade receivables	199.7	192.9
Inventories	115.1	107.7
Deferred income taxes	11.5	13.4
Other current assets	82.0	79.7
Total current assets	469.0	464.2
Property, plant and equipment - net	327.8	322.1
Deferred income taxes	102.7	102.7
Other noncurrent assets	48.6	42.6
Total assets	$948.1	$931.6

Liabilities and shareholders' equity
Debt due within one year	$21.6	$19.1
Accounts payable	151.4	152.0
Other current liabilities	140.3	140.1
Total current liabilities	313.3	311.2
Long-term debt	129.9	129.6
Other noncurrent liabilities	129.4	130.2
Total liabilities	572.6	571.0
Total equity	375.5	360.6
Total liabilities & equity	$948.1	$931.6

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)

	Three months ended June 30,
	2015	2014
Cash flows from operating activities:
Net earnings	$5.5	$14.1
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	12.4	13.3
Insurance proceeds from Airedale fire	0.7	-
Other - net	3.4	4.3
Net changes in operating assets and liabilities	(22.1)	(29.2)
Net cash (used for) provided by operating activities	(0.1)	2.5

Cash flows from investing activities:
Expenditures for property, plant and equipment	(16.0)	(12.4)
Insurance proceeds from Airedale fire	14.6	-
Costs to replace building and equipment damaged in Airedale fire	(11.0)	(1.4)
Other - net	(0.1)	(0.2)
Net cash used for investing activities	(12.5)	(14.0)

Cash flows from financing activities:
Net increase (decrease) in debt	2.7	(2.3)
Other - net	(1.5)	0.3
Net cash provided by (used for) financing activities	1.2	(2.0)

Effect of exchange rate changes on cash	1.6	0.3

Net decrease in cash and cash equivalents	(9.8)	(13.2)

Cash and cash equivalents - beginning of period	70.5	87.2

Cash and cash equivalents - end of period	$60.7	$74.0

Segment operating results (unaudited)

		(In millions)

	Three months ended June 30,
	2015	2014
Net sales:
Americas (a)	$159.1	$176.8
Europe	131.2	158.6
Asia	19.3	20.8
Building HVAC	41.3	40.7
Segment total	350.9	396.9
Corporate and eliminations (a)	(4.8)	(4.4)
Net sales	$346.1	$392.5

Operating income:
Americas (a) (b)	$9.3	$15.9
Europe	5.7	10.4
Asia	0.4	0.9
Building HVAC	2.1	3.2
Segment total	17.5	30.4
Corporate and eliminations	(5.9)	(6.3)
Operating income	$11.6	$24.1

(a)
Effective April 1, 2015, the Company combined its North America and South America segments into the Americas segment, with the objective of streamlining operations to gain synergies and improve its cost structure. As a result, the Company recast the prior period segment financial information to conform to the current period presentation.  See the recast fiscal 2015 segment results on page 8.

(b)	See the Adjusted operating income reconciliation on the next page for information on restructuring expenses.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2015	2014
Operating income	$11.6	$24.1
Restructuring expenses (a)	2.6	0.8
Adjusted operating income	$14.2	$24.9

Net earnings per share attributable to Modine shareholders - diluted	$0.11	$0.28
Restructuring expenses (a)	0.03	0.02
Adjusted earnings per share	$0.14	$0.30

(a)	Restructuring expenses primarily relate to employee severance-related, equipment transfer and plant consolidation costs in the Americas.

Net debt (unaudited)

		(In millions)

	June 30, 2015	March 31, 2015
Debt due within one year	$21.6	$19.1
Long-term debt	129.9	129.6
Total debt	151.5	148.7

Less: cash and cash equivalents (a)	60.7	70.5
Net debt	$90.8	$78.2

(a)
Cash and cash equivalents as of June 30, 2015 and March 31, 2015, included $16.7 million and $13.1 million, respectively, of advances from the Company's insurance provider that remain to be spent for recovery and reconstruction costs from the Airedale fire.

Free cash flow (unaudited)

	(In millions)

	Three months ended June 30,
	2015	2014
Net cash (used for) provided by operating activities	$(0.1)	$2.5
Expenditures for property, plant and equipment	(16.0)	(12.4)
Payments for restructuring expenses	3.1	2.4
Free cash flow	$(13.0)	$(7.5)

Recast fiscal 2015 segment operating results (unaudited)

	(In millions)

	Three months ended				Twelve months ended
	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	March 31, 2015
Net sales:
Americas	$176.8	$170.8	$153.2	$166.1	$666.9
Europe	158.6	146.4	137.2	136.0	578.2
Asia	20.8	19.0	20.2	21.2	81.2
Building HVAC	40.7	45.5	56.3	43.8	186.3
Segment total	396.9	381.7	366.9	367.1	1,512.6
Corporate and eliminations	(4.4)	(4.4)	(3.3)	(4.1)	(16.2)
Net sales	$392.5	$377.3	$363.6	$363.0	$1,496.4

Operating income:
Americas	$15.9	$8.2	$5.6	$3.7	$33.4
Europe	10.4	4.6	5.9	4.8	25.7
Asia	0.9	(0.7)	(0.3)	0.4	0.3
Building HVAC	3.2	3.2	9.8	2.9	19.1
Segment total	30.4	15.3	21.0	11.8	78.5
Corporate and eliminations	(6.3)	(7.4)	(5.5)	(6.6)	(25.8)
Operating income	$24.1	$7.9	$15.5	$5.2	$52.7

See our earnings call presentation, which is available on the Investor Relations section of Modine’s website at www.modine.com, for supplementary recast Americas segment results for prior fiscal years.

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com